Law Offices
               WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP
                   Twelfth Floor Packard Building
                       111 South 15th Street
               Philadelphia, Pennsylvania  19102-3678
                           (215) 977-2000
                    Facsimile:  (215) 977-2334


                          December 5, 1997

VIA EDGAR
---------
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

             Re:   Liberty Property Trust
                   Liberty Property Limited Partnership
                   Registration Statement on Form S-3
                   Commission File No. 333-22211
                   ------------------------------------

Gentlemen/Ladies:

    On behalf of Liberty Property Trust (the "Trust") and Liberty Property Limited Partnership (the "Operating Partnership" and, together with the Trust, the "Registrants"), transmitted with this letter for filing via EDGAR pursuant to Rule 424(b)(2) of the Securities Act of 1933, as amended (the "Securities Act"), is the Pricing Supplement, dated December 4, 1997, of the Operating Partnership (the "Pricing Supplement"), which supplements the Prospectus Supplement, dated October 24, 1997, of the Operating Partnership, which in turn contains the Prospectus, dated October 24, 1997, of the Registrants. Pursuant to Rule 424(e) under the Securities Act, the Pricing Supplement includes, in the upper right corner of the cover page, the paragraph and subparagraph of Rule 424 under which this filing is being made as well as the file number of the Registration Statement to which the Pricing Supplement relates.

Should you have any questions regarding this filing, please call Richard
A. Silfen of this office at (215) 977-2324 or the undersigned at (215)
977-2168.

                          Very truly yours,


                          /s/ JUSTIN W. CHAIRMAN
                          Justin W. Chairman
                For WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP

cc:   New York Stock Exchange, Inc. (with three copies)
      George J. Alburger, Jr. (with one copy)
      James J. Bowes, Esquire (with one copy)

Pricing Supplement dated December 4, 1997                 Rule 424(b)(2)
(To Prospectus dated October 24, 1997 and             File No. 333-22211
Prospectus Supplement dated October 24, 1997)

                 LIBERTY PROPERTY LIMITED PARTNERSHIP

                     Medium-Term Note - Fixed Rate


Face Amount:                                               $100,000,000
Issue Price:                                                     99.963%
Interest Rate:                                                    6.950%
Interest Payment Dates:                              June 1, December 1
Regular Record Dates:                               May 15, November 15
Stated Maturity Date:                                  December 1, 2006
Denominations (if other than
$1,000 and integral multiples thereof)                              N/A
Trade Date:                                            December 4, 1997
Original Issue Date:                                   December 9, 1997
Net Proceeds to Issuer:                                     $99,313,000
Agents' Commission:                                            $650,000
Names of Agents:                           Donaldson, Lufkin & Jenrette
                                                 Securities Corporation
                                     First Chicago Capital Markets, Inc.
                                                    Lehman Brothers Inc.
                                             J.P. Morgan Securities Inc.
                                                     UBS Securities LLC
Agents acting in the capacity
indicated below:
[ ] As Agents
[X] As Principals
     Reoffering at:
       [ ] varying prices related to prevailing market prices at the time of resale
       [X] fixed public offering price of 99.963% of face value

Day Count Convention:
[X] 30/360
[ ] Actual/360
[ ] Actual/Actual
[ ] Other (see attached)

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes can be redeemed prior to Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:    %
     Annual Redemption Percentage Reduction:     % until Redemption
     Percentage is 100% of the Principal Amount.

Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Optional Repayment Date(s):
    Repayment Price:     %

Original Issue Discount:                        [X]   Yes      [ ]   No
Total Amount of OID:                                            $37,000
Yield to Maturity:                                                6.956%
Initial Accrued Period:                                December 9, 1997

Form:  [X]   Book-entry             [ ]   Certificated